Exhibit 10.15

March 19, 2007

FMC Technologies, Inc.

200 East Randolph Drive

Chicago, Illinois 606101

Attn:	Mr. Joseph J. Meyer, Director, Treasury Operations

Re:	Uncommitted Line of Credit

Ladies and Gentlemen:

We are pleased to advise you that WELLS FARGO BANK, N.A. (the “Lender”) has established for FMC TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), an uncommitted line of credit with aggregate advances (“Loans”) outstanding thereunder not at any time to exceed $100,000,000. Terms not defined herein have the meanings set forth in the Credit Agreements or otherwise assigned to them in Exhibit A hereto. The terms and conditions of the line of credit are as follows:

1.	The Facility.

(a)	All Loans under this line of credit shall be at the sole discretion of the Lender. This letter is not a commitment by the Lender to extend credit.

(b)	The Borrower may request that Loans be (i) made as or converted to Base Rate Loans by irrevocable notice to be received by the Lender not later than 12:00 noon on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, Eurodollar Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. three Business Days prior to the Business Day of the borrowing, continuation or conversion. If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Loan be converted to a Base Rate Loan on the last day of the applicable Interest Period. If the Borrower requests that a Loan be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month. Notices pursuant to this Paragraph 1(b) may be given by telephone or electronic mail if promptly confirmed in writing. Each notice of borrowing, continuation or conversion shall be substantially in the form of Exhibit B.

Each Eurodollar Rate Loan shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Base Rate Loan shall be in a minimum principal amount of $500,000. There shall not be more than five (5) different Interest Periods in effect at any time.

FMC Technologies, Inc.

March 19, 2007

(c)	At the option of the Borrower, Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus 0.65%; or (ii) the Base Rate minus 1.00%. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, (A) on the last day of the applicable Interest Period, and, if the Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of the Interest Period, and (B) on the date of any conversion of such Loan to a Base Rate Loan; (ii) for Base Rate Loans, on the last Business Day of each calendar quarter; and (iii) for all Loans, on the Maturity Date.

While any Event of Default exists, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus 2%. Accrued and unpaid interest on past due amounts shall be payable on demand.

In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)	The Loans and all payments thereon shall be evidenced by the Lender’s loan accounts and records and by a promissory note in the form of Exhibit C hereto. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(e)	The outstanding principal of each Loan shall be due and payable on demand, or if no demand is sooner made, on the Maturity Date.

The Borrower shall make all payments required hereunder not later than 2:00 p.m. on the date of payment in same day funds in Dollars at the office of the Lender from time to time designated in writing.

All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes.

(g)	The Borrower may, upon three Business Days’ notice, in the case of Eurodollar Rate Loans, and upon same-day notice in the case of Base Rate Loans, prepay Loans on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid.

FMC Technologies, Inc.

March 19, 2007

2.	Conditions Precedent to Loans. As a condition precedent to the initial Loan to be made hereunder, the Lender must receive the following from the Borrower in form satisfactory to the Lender:

(a)	the enclosed duplicate of this Agreement duly executed and delivered on behalf of the Borrower;

(b)	a certified borrowing resolution or other evidence of the Borrower’s authority to borrow;

(c)	a certificate of incumbency;

(d)	a promissory note as contemplated in Paragraph 1(d) above; and

(e)	such other documents and certificates (including legal opinions) as the Lender may reasonably request.

3.	Representations and Warranties. The Borrower represents and warrants that:

(a)	It (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all corporate power and all material governmental licenses, authorizations, consents and approvals required to own or lease its assets and carry on its business and (iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction where qualification is required by the nature of its business or the character and location of its property, business or customers, except as to clauses (ii) and (iii), where the failure so to qualify or to have such licenses, authorizations, consents and approvals, in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

(b)	The execution, delivery and performance by the Borrower of this Agreement and the Note are within the Borrower’s corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable Law or of the certificate of incorporation or bylaws (or other organizational documents) of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower which could reasonably expected to have a Material Adverse Effect or result in or require the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except for a Lien permitted under the Credit Agreements. This Agreement constitutes a legal, valid and binding agreement of the Borrower and the Note, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by Debtor Relief Laws.

(c)

The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2006, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal year then ended, reported on by KPMG

FMC Technologies, Inc.

March 19, 2007

LLP, a copy of which has been delivered to the Lender, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations, cash flows and changes in stockholders’ equity for such fiscal year. There has been no change since December 31, 2006 which has had or could be reasonably excepted to have a Material Adverse Effect.

(d)	There is no action, suit, proceeding or arbitration pending against, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which in any manner questions the validity or enforceability of this Agreement or the Note.

(e)	No Default has occurred and is continuing.

(f)	The proceeds of the Loans will be used solely for general corporate purposes and in accordance with requirements of law, and will not be used, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(g)	All information (other than financial projections) heretofore furnished by the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby was, and all such information hereafter furnished by the Borrower to the Lender will be, true and accurate in every material respect, and all financial projections concerning the Borrower and its Subsidiaries that have been or hereafter will be furnished by the Borrower to the Lender have been and will be prepared in good faith based on assumptions believed by the Borrower, at the time of preparation, to be reasonable.

4.	Events of Default. The following are “Events of Default:”

(a)	The Borrower fails to pay any principal of any Loan as and on the date when due; or

(b)	The Borrower fails to pay any interest on any Loan within three days after the date when due; or

(c)	Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)	Any “Event of Default” specified in Article VIII of either Credit Agreement occurs and is continuing.

FMC Technologies, Inc.

March 19, 2007

Upon the occurrence of an Event of Default, the Lender may declare all sums outstanding hereunder and under the Note, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, all sums outstanding hereunder and under the Note, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

5.	Miscellaneous.

(a)	All references herein to any time of day shall mean the local (standard or daylight, as in effect) time of Houston, Texas.

(b)	The Borrower shall be obligated to pay all Breakage Costs.

(c)	No amendment or waiver of any provision of this Agreement and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(d)	Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be mailed, faxed or delivered to the address, facsimile number or electronic mail address provided from time to time by such party. All notices and other communications shall be effective upon receipt.

All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

(g)

This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if a Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information

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March 19, 2007

provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(h)	The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket expenses and legal fees incurred by the Lender in connection with the preparation, negotiation, execution, amendment, waiver and enforcement of this Agreement or any instruments or agreements executed in connection herewith.

(i)	The Borrower shall indemnify and hold harmless the Lender, its affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Note, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the Note, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby or thereby. The agreements in this Paragraph 5(i) shall survive the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Note. All amounts due under this Paragraph 5(i) shall be payable within ten Business Days after demand therefor.

(j)	If any provision of this Agreement or the Note is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the Note shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

FMC Technologies, Inc.

March 19, 2007

(k)	This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(l)	THIS AGREEMENT AND THE NOTE ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF HOUSTON, TEXAS AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(m)	THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(n)	The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

FMC Technologies, Inc.

March 19, 2007

(O)	THIS AGREEMENT AND THE NOTE REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Please indicate your acknowledgment of the foregoing by signing and returning to the Lender the enclosed copy of this letter at the address shown on the first page hereof.

WELLS FARGO BANK, N.A.

By:	/S/ ERICA A. BROTHERS

Name:	Erica A. Brothers

Title:	Assistant Vice President

Accepted and Agreed to as of the date first written above:

FMC TECHNOLOGIES, INC.

By:	/S/ WILLIAM H. SCHUMANN III

Name:	William H. Schumann

Title:	Executive Vice President and CFO

Date:	03/19/2007

EXHIBIT A

DEFINITIONS

Base Rate:	For any day, the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate.” Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan:	A Loan bearing interest based on the Base Rate.

Breakage Costs:	Any loss, cost or expense incurred by the Lender (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower to prepay, borrow, continue or convert any Eurodollar Rate Loan on a date or in the amount notified by the Borrower. The certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.

Business Day:	Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Texas or where the Lender’s lending office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Credit Agreements:	The (a) Amended and Restated Five-Year Credit Agreement, dated as of November 10, 2005, among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent and (b) the Five-Year Credit Agreement dated as of November 10, 2005 among the Borrower, FMC Technologies B.V., the lenders party thereto and Bank of America, N.A., as administrative agent, each as amended, supplemented or otherwise modified.

Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Eurodollar Rate:

For any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined pursuant to the following formula:

Eurodollar Rate  =                Eurodollar Base Rate

                                1.00 – Eurodollar Reserve Percentage

Where,

Definitions

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Eurodollar Rate Loan:	A Loan bearing interest based on the Eurodollar Rate.

Event of Default:	Has the meaning set forth in Paragraph 4.

Interest Period:

For each Eurodollar Rate Loan, (a) initially, the period commencing on the date the Eurodollar Rate Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity Date and (y) one, two, three or six months thereafter, as requested by the Borrower; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Material Adverse Effect:	An effect that results in or causes a material adverse effect (a) on the business, financial condition or operations of the Borrower and its Consolidated Subsidiaries, taken as a whole or (b) on the legality, validity or enforceability of this Agreement or the Note.

Maturity Date:	September 30, 2007.

Definitions

EXHIBIT B

FORM OF LOAN NOTICE

Date:                     ,

To:	Wells Fargo Bank, N.A.
1000 Louisiana, 9th Floor
Houston, Texas 77002
Attention: Eric R. Hollingsworth
Facsimile: (713) 739-1087
hollinge@wellsfargo.com

cc:	1740 Broadway, MAC C7300-034
Denver, Colorado 80209
Attn: Facsimile: (303) 863-5533

Ladies and Gentlemen:

Reference is made to that certain letter agreement dated as of March 19, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between FMC Technologies, Inc. (the “Borrower”) and Wells Fargo Bank, N.A. (the “Lender”).

The undersigned hereby requests (select one):

☐  A Loan                                                 ☐  A Conversion or Continuation of a Loan

1.	On _______________________________ (a Business Day).

2.	In the amount of $_________________________.

3.	Comprised of ____________________________.
[Type	of Loan requested]

4.	For a Eurodollar Rate Loan: with an Interest Period of __ months.

The Borrower hereby represents and warrants to the Lender that, as of the date of this Loan Notice and after giving effect to any new Loans being requested hereunder, (a) the representations and warranties of the Borrower contained in the Agreement shall be true and correct on and as of the date of such Loan and (b) no Default shall exist, or would result from such proposed Loan.

FMC TECHNOLOGIES, INC.

By:

Name:

Title:

Loan Notice

EXHIBIT C

FORM OF PROMISSORY NOTE

$100,000,000	March 19, 2007

FOR VALUE RECEIVED, the undersigned, FMC Technologies, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, N.A. (the “Lender”) the principal sum of One Hundred Million Dollars ($100,000,000) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the letter agreement, dated as of even date herewith (such letter agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the “Agreement”), between the Borrower and the Lender, on the Maturity Date. The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

The loan account records maintained by the Lender shall at all times be conclusive evidence, absent manifest error, as to the amount of the Loans and payments thereon; provided, however, that any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loans evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loans prior to the maturity thereof upon the terms and conditions therein specified.

Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein. This promissory note shall be governed by, and construed in accordance with, the laws of the State of Texas.

FMC TECHNOLOGIES, INC.

By:

Name:

Title:

Promissory Note